FOR IMMEDIATE RELEASE

Contact:
DOV Pharmaceutical, Inc.
(732) 907-3600
Keri P. Mattox
Director, Investor Relations and Corporate Communications

DOV Pharmaceutical, Inc. Announces Second Quarter Results

SOMERSET, NJ, August 9, 2006 - DOV Pharmaceutical, Inc. (NASDAQ: DOVP) announced today results for the second quarter ending June 30, 2006.

Second Quarter 2006 Performance
For the second quarter of 2006, the Company reported a net loss attributable to common stockholders of $20.6 million, or $0.88 per share, as compared with $11.2 million, or $0.49 per share, for the comparable period in 2005.  For the six months ended June 30, 2006, the Company reported a net loss attributable to common stockholders of $40.9 million, or $1.76 per share, compared with $20.3 million, or $0.90 per share, for the comparable period in 2005.  At June 30, 2006, cash and cash equivalents and marketable securities totaled $60.3 million.

Revenue for the second quarter of 2006 was $1.3 million compared with $3.8 million for the comparable period last year. Revenue for the six months ended June 30, 2006 was $2.7 million compared with $5.9 million for the comparable period in 2005. Revenue for the three and six months ended June 30, 2006 consisted of $1.3 million and $2.7 million, respectively, of amortization of the $35.0 million fee the Company received on the signing of the license, research and development agreement for its collaboration with Merck over the estimated research and development period, compared to $1.8 million and $3.9 million, respectively, in the comparable period in 2005. In the three and six months ended June 30, 2005 the Company also realized a $2.0 million milestone payment under DOV’s partnership agreement with Neurocrine Biosciences, Inc. upon the acceptance of the New Drug Application, or NDA, by the U.S. Food and Drug Administration for indiplon tablets for the treatment of insomnia.

Research and development expenses decreased $721,000 to $11.5 million for the second quarter of 2006 from $12.2 million for the comparable period in 2005. The decrease in research and development expense in the second quarter of 2006 was primarily associated with decreased external development costs of $1.3 million, offset by an increase in non-cash stock compensation of $615,000. The decrease in external development expense is primarily related to a decrease in costs for ocinaplon, offset by an increase in costs for DOV 21,947 and bicifadine. For the six months ended June 30, 2006, research and development expenses increased $7.4 million to $29.4 million from $22.0 million for the comparable period in 2005 primarily due to increased expenditures associated with bicifadine’s clinical development and an overall increase in preclinical and research expenditures.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

General and administrative expenses increased $7.4 million to $10.5 million for the second quarter of 2006 from $3.1 million during the comparable period of 2005. For the six months ended June 30, 2006, general and administrative expenses increased $9.8 million to $14.6 million from $4.7 million for the respective period in 2005. The increase in expenses for the three and six month periods ended June 30, 2006 is primarily related to an increase in non-cash stock compensation of $6.3 million and $7.5 million and an increase in our rent expense as we moved into our new Somerset facility of $941,000 and $1.2 million, for the respective periods.

In May 2006, DOV took actions to optimize expenditures in its clinical research programs and reduced its workforce to most efficiently utilize capital resources. Although these collective actions reduced DOV’s estimated expenses by approximately $9 million for the remainder of 2006 the benefits of such actions are not reflected in the second quarter of 2006 performance.

Company Updates

Corporate Reorganization
Company Aligns Senior Management Team with Corporate Near- and Long-Term Goals

DOV announced in July 2006 that it reorganized its senior management team to maximize the value of the Company’s existing pipeline and explore and pursue DOV’s most attractive financing opportunities.  As such, Dr. Leslie Hudson resigned from his position as Chief Executive Officer and President and as a member of the Board of Directors.  Reflecting their increased responsibilities in the Company’s management, Barbara Duncan took on the role and title of President, CFO and Member of the DOV Board of Directors and Dr. Phil Skolnick has been named Executive Vice President and CSO.  DOV Chairman Dr. Arnold Lippa was named Executive Chairman of the Board of Directors and Dr. Warren Stern and Scott Myers are continuing in their roles as Senior Vice President of Drug Development and Senior Vice President of Commercialization and Strategic Marketing, respectively.

Corporate Financing & Nasdaq Listing Requirements
Company Works to Improve Balance Sheet by Reducing Convertible Debt; Receives Deficiency Notice from Nasdaq

DOV announced in July 2006 that it exchanged an aggregate of 3,445,000 shares of its common stock for an aggregate of $10 million in original principal amount of its convertible subordinated debentures. DOV has canceled the debentures received in the exchange transactions, which reduced the aggregate debt outstanding from $80 million in original principal amount to $70 million in original principal amount.

The Company also announced in July that it received notice from the Nasdaq Listings Qualification Department that DOV has failed to comply with the continued listing requirements of The Nasdaq Global Market because the market value of the Company’s listed securities fell below $50,000,000 for ten consecutive business days. DOV was provided a period of 30 calendar days, or until August 28, 2006, to regain compliance.  In the event the Company does not regain compliance by August 28, 2006, DOV shall have the right to appeal a staff determination to delist the Company’s securities and may apply to transfer to The Nasdaq Capital Market. The Company’s securities would remain listed until completion of the Nasdaq appeal process.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

Corporate Relocation
Company Completes Move to New Headquarters in Somerset, NJ; Adds Lab Facilities

Effective Monday, June 12, 2006, DOV is operating from its new headquarters in Somerset, NJ.  The new headquarters is approximately 133,000 square feet of office and laboratory facilities located in the heart of the region’s pharmaceutical corridor.

Corporate Presentations
DOV Presented at Several Scientific Symposia and Numerous Investor Conferences

DOV scientists and executives have recently presented at several scientific and industry events. Scientific presentations included the 2006 Keystone Symposium on Development of Analgesic Drugs, the Second Strategic Conference on Depression and Anxiety and the 25th Biennial Congress of Collegium Internationale Neuro-Psychopharmocologicum (CINP). Scientific posters, presentations and corporate overview presentations from these events are available on the DOV Web site, www.dovpharm.com.

Bicifadine, the Company’s Novel Analgesic
First Phase III Trial Results Announced in April 2006; Second Phase III Trial Ongoing; Open-Label Phase III Safety Study Enrollment Complete

In April 2006, DOV announced that its first Phase III trial - study 020 - of bicifadine in chronic low back pain (CLBP) did not achieve a statistically significant effect relative to placebo on the primary endpoint of the study at any of the doses tested.  A detailed analysis of the trial results was performed to determine key factors affecting the study outcome. An unexpectedly high placebo response rate adversely affected the ability to detect differences between placebo and bicifadine. The Company also identified disease severity - as marked by the presence of pain radiating from the back into the leg (also known as sciatica) and moderate-severe patient disability - as key factors in reducing placebo response rates and improving the ability to demonstrate the therapeutic effect of bicifadine. In patients with such characteristics at baseline - about 50% of the patients in the study - bicifadine achieved a statistically significant reduction in pain compared to patients who received placebo. The Company also analyzed the response and tolerability to each dose level of bicifadine in study 020 (200, 300 and 400 mg b.i.d.) and determined that the 200 mg b.i.d. is likely to be the most appropriate of those regimens for the chronic pain setting.

After reviewing the detailed analysis of study 020, DOV announced in May and July 2006 that it amended the inclusion criteria and simplified the dosing regimen of its second ongoing Phase III trial - study 021 - of bicifadine in CLBP to better position the trial for a successful outcome.  Study 021 is now enrolling only patients with more severe CLBP, accompanied by either pain radiating to the leg and/or substantial functional disability, and will compare only two dosing arms, 200 mg b.i.d. of bicifadine vs. placebo.  This amendment will focus this trial on evaluation of what the Company believes is the optimal dose of bicifadine based on efficacy and tolerability data, while also eliminating the statistical penalties that would have been imposed for multiple dose arm comparisons.  More than 130 patients with the required amended inclusion criteria have been enrolled in the study to date and the Company expects to enroll about 150 more.  Based upon these amendments and pace of enrollment, DOV now expects to report the results of study 021 in the second quarter of 2007.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

The Company also has announced that enrollment in its Phase III open-label, long-term safety trial has been completed. To date, more than 175 patients have completed six months of dosing and more than 30 patients have completed a full year of treatment with bicifadine. It is anticipated that upon conclusion of dosing in the second quarter of 2007, more than 300 patients will have received bicifadine for at least six months, of whom more than 100 will have been dosed for one year, thus fulfilling an NDA submission requirement. There have been no deaths in the more than 3,000 patients who have received bicifadine in the clinical trial program. Further, there are no apparent safety risks in respect to cardiovascular safety and liver function, organ systems that are most commonly the cause of drug related safety concerns.

In July 2006, DOV announced that it completed the statistical analysis of the results of the carcinogenicity studies for bicifadine.  There were no meaningful signals of carcinogenicity detected after two years of dosing in two species - rats and mice.  The Company believes these results are very positive, as this outcome from these two important safety studies will support the ability of DOV to file an NDA with the U.S. Food and Drug Administration (FDA) and other regulatory agencies worldwide.  DOV also believes that these carcinogenicity data reinforce the findings from its long-term safety database for bicifadine in humans and should enhance the Company’s ability to build a strategic partnership to develop and commercialize the drug.

DOV also is continuing forward with the Phase II trial of bicifadine in osteoarthritis. This four-way crossover trial is assessing the potential synergy of bicifadine used in combination with an NSAID, in this case, ibuprofen. This Phase II trial is expected to be completed in the fourth quarter of 2006.

Indiplon
FDA Issues Approvable and Non-Approvable Letters for Indiplon; Neurocrine Schedules FDA Meeting to Discuss Indiplon IR Formulation

In May 2006, the FDA issued to our partner Neurocrine an approvable letter for the 5 mg and 10 mg IR capsule formula of indiplon and a non-approvable letter for the 15 mg MR tablet formula of indiplon. Subsequent to the receipt of those letters, Neurocrine and its partner Pfizer have announced that they have ended their partnership to develop and commercialize indiplon. DOV’s 3.5% royalty on all worldwide sales of indiplon remains intact and is unaffected by the termination of this partnership. Neurocrine has stated that it is continuing to review the FDA letters and is pursuing discussions with the FDA to gain greater clarity regarding next steps for indiplon’s development. Neurocrine announced in July 2006 that it will hold a meeting with the FDA to discuss next steps for the IR formulation of indiplon in August 2006.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

Triple Reuptake Inhibitors
DOV 21,947 Phase II Trial to Begin in First Quarter 2007

DOV continues to work to develop DOV 21,947 for the treatment of depression. The development activities for DOV 21,947 have been fully assumed by DOV, per the Company’s August 2005 amendment to its partnership with Merck. In an effort to most efficiently utilize its internal resources, DOV now expects to begin its Phase II trial for DOV 21,947 in depressed patients in the first quarter of 2007.

“These past few months have presented DOV with challenges, but have also provided us with insight into the promise of our pipeline and the efficacy and potential of bicifadine,” said Barbara Duncan, President and CFO of DOV.  “We have responded to these challenges with the realignment of our senior management team and are actively working to move our compounds forward. We are looking forward to continuing our active exploration of strategic partnerships for DOV and to achieving key milestones over the coming months to develop and grow the DOV pipeline.”

About DOV
DOV is a biopharmaceutical company focused on the discovery, in-licensing and development of novel drug candidates for central nervous system disorders. The Company’s product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain and depression.

Cautionary Note
Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

•	meet the listing requirements of the Nasdaq stock market for our common stock;
•	restructure our obligations under our 2.50% convertible subordinated debentures;
•
raise substantial additional capital, including in the event our common stock is no longer listed for trading on a U.S. national securities exchange, in order to fund operations and, if applicable, to repurchase our convertible subordinated debentures;

•	obtain and maintain all necessary patents, licenses and other intellectual property rights;
•	demonstrate the safety and efficacy of product candidates at each stage of development;
•
develop and execute clinical programs in Phase II (osteoarthritis) and Phase III (chronic low back pain, or CLBP) for bicifadine, our novel analgesic; the Phase III trial has been revised as necessary to take into account the drug’s recent failure to achieve statistically significant effects relative to placebo;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;
•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
•	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;
•	successfully execute the development plan under and otherwise achieve the results contemplated by the 2005 amendment to our license agreement with Merck;
•	obtain and maintain collaborations as required with pharmaceutical partners; and
•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006 and our quarterly report on Form 10-Q to be filed on August 9, 2006.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

DOV PHARMACEUTICAL, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(Unaudited)	(Unaudited)
Cash, Cash Equivalents and Marketable Securities	$60,288,318	$97,552,387
Restricted Cash - Long Term	4,211,109	—
Total Assets	70,022,576	102,186,506
Working Capital	42,102,485	78,515,534
Long-Term Debt	80,000,000	80,000,000
Total Stockholders’ Deficit	(50,417,075)	(19,301,031)

DOV PHARMACEUTICAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue	$1,279,778	$3,831,866	$2,657,731	$5,890,689
Operating expenses:
Research and development expense	11,519,715	12,241,167	29,398,651	22,047,769
General and administrative expense	10,542,989	3,132,560	14,553,211	4,728,484
Loss from operations	(20,782,926)	(11,541,861)	(41,294,131)	(20,885,564)
Interest income	753,808	987,729	1,589,391	1,866,543
Interest expense	(600,774)	(664,926)	(1,200,751)	(1,301,720)
Other income (expense), net	15,105	1,176	21,737	(4,755)
Net loss	$(20,614,787)	$(11,217,882)	$(40,883,754)	$(20,325,496)

Basic and diluted net loss per share	$(0.88)	$(0.49)	$(1.76)	$(0.90)

Weighted average shares used in computing basic and diluted net loss per share	23,310,626	22,776,359	23,255,425	22,658,345

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax